Exhibit 99.1

JOINT FILING AGREEMENT

This Statement is filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Municipal Capital Strategies, LLC and WFC Holdings, LLC. Aggregate beneficial ownership reported by Wells Fargo & Company under Item 11 on page 2 is on a consolidated basis and includes any beneficial ownership separately reported herein by Wells Fargo Municipal Capital Strategies, LLC and WFC Holdings, LLC.

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees that the Statement to which this agreement is attached shall be filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Municipal Capital Strategies, LLC and WFC Holdings, LLC (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: February 16    , 2018

WELLS FARGO & COMPANY

By:	/s/ Lori Ward

Name: Lori Ward
Title:	Designated Signer

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:	/s/ Adam Joseph

Name:	Adam Joseph
Title:	President

WFC HOLDINGS, LLC

By:	/s/ Arthur C. Evans

Name:	Arthur C. Evans
Title:	Authorized Representative